UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 21, 2009

EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road PR-1, Km. 24.5
Quebrada Arenas Ward
San Juan, Puerto Rico 00926
(Address of principal executive offices) (Zip Code)

(787) 751-7340
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 21, 2009, EuroBancshares, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that for the last 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 minimum bid price required for continued listing on the Nasdaq Global Select Market under Marketplace Rule 5450(a)(1).  The notification has no effect on the listing of the Company’s common stock at this time.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days from the date of the Nasdaq letter, or until June 21, 2010, to regain compliance with the minimum bid price rule.  To regain compliance, the closing bid price of the Company’s common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days, or such other period of time as may be determined by Nasdaq.  If the Company is unable to regain compliance by June 21, 2010, Nasdaq will provide written notification to the Company that the Company’s common stock is subject to delisting.  At that time, the Company may appeal Nasdaq’s delisting determination, and may submit a plan for regaining compliance with the rule.    Alternatively, the Company could apply to transfer its common stock to The Nasdaq Capital Market prior to that date if it satisfies all of that market’s initial listing requirements, other than the minimum bid price requirement.  If the Company applies for such transfer and is approved, then the Company would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The Nasdaq Global Select Market.

The Company issued a press release announcing its receipt of the notice from Nasdaq described herein.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release of EuroBancshares, Inc., dated December 28, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: December 28, 2009	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of EuroBancshares, Inc., dated December 28, 2009.